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                                                                    Exhibit 99.1

CONTACTS:

(MEDIA):      TONY LENTINI          (713) 296-6227
              BILL MINTZ            (713) 296-7276
              DAVID HIGGINS         (713) 296-6690

(INVESTOR):   ROBERT DYE            (713) 296-6662

(WEB SITE):   WWW.APACHECORP.COM
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                                           FOR RELEASE AT 7:45 A.M. CENTRAL TIME
                                           -------------------------------------


                   APACHE, AMERADA HESS ANNOUNCE TRANSACTIONS
                             IN EGYPT, PERMIAN BASIN


         HOUSTON, Oct. 13, 2005 -- Apache Corporation (NYSE, Nasdaq: APA) today said that it has agreed to sell its 55 percent interest in the deepwater section of Egypt's West Mediterranean Concession to Amerada Hess Corporation for $413 million. Apache also has agreed to purchase Amerada Hess's interests in eight fields located in the Permian Basin of West Texas and New Mexico, six of which are operated, for $404 million.

         The Permian Basin transaction is subject to exercise of preferential rights as well as standard closing requirements.

         Apache President and Chief Executive Officer G. Steven Farris said, "Apache intends to concentrate and continue its rapid growth in Egypt's Western Desert. Egypt has been good to us and we welcome Amerada Hess as a strong and growing company.

         "We are also pleased to add to Apache's present production and position in the Permian Basin. The concurrent sale of our unbooked West Mediterranean reserves enables us to expand and accelerate our production base in the United States," Farris said.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Egypt, Australia and the United Kingdom sector of the North Sea.

                                      -end-

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding the closing of the described transactions. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.